Exhibit 19.1

First Financial Bankshares, Inc.

Policy Prohibiting Insider Trading and

Unauthorized Disclosure of Information to Others

Introduction

Federal and state securities laws prohibit any person who is aware of material nonpublic information about a company from trading in securities of that company. These laws also prohibit a person from disclosing material nonpublic information to other persons who may trade on the basis of that information.

Our board of directors has adopted this policy to promote compliance with these laws and to protect you and our Company from the serious liabilities and penalties that can result from violations of these laws.

It is your responsibility to comply with the securities laws and this policy. If you have questions about this policy, please contact our Chief Financial Officer.

Persons subject to this policy

If you are an employee, officer, or director of the Company or any of our subsidiaries, then this policy applies to you.

It also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed by you.

In addition to this policy, our directors, executive officers and certain other designated persons who have access to material nonpublic information about us are subject to a supplemental policy that imposes additional restrictions on their trading in Company securities.

Core trading and disclosure restrictions

The following trading and disclosure restrictions apply to all of our employees, officers and directors:

If you have material nonpublic information regarding us, you must not trade or advise anyone else to trade in our securities until such information has been publicly disclosed or is no longer material.

If you have material nonpublic information regarding any other company that you obtained from your employment or relationship with us, you must not trade or advise anyone else to trade in the securities of that other company until such information has been publicly disclosed or is no longer material.

Do not share material nonpublic information with people in our Company whose jobs do not require them to have the information.

Do not disclose any nonpublic information, material or otherwise, concerning the Company to anyone outside the Company unless required as part of your duties and the person receiving the information has a reason to know the information for Company business purposes.

Transactions covered by this policy

This policy applies to any purchase or sale of Company securities, including our common stock, any other type of securities that we may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities.

Notwithstanding this general rule, certain transactions under Company benefit plans are not prohibited by this policy. These transactions are disclosed in this policy under the heading "Exceptions to this policy for certain transactions under Company benefit plans."

Definitions of material nonpublic information

Material information. Information about our Company or any other company is "material" if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about us. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material.

Nonpublic information. Nonpublic information is information that is not generally available to the investing public. If you are aware of material nonpublic information, you may not trade until the information has been widely disclosed to the public (for example, through a press release or an SEC filing) and the market has had sufficient time to absorb the information. For purposes of this policy, information will generally be considered public after the second full trading day following the Company's public release of the information. For example, if we issued a press release on a Tuesday, the first day that trading could occur would be on Friday.

If you are not sure whether information is material or nonpublic, consult our Chief Financial Officer for guidance before engaging in any transaction in Company securities.

Unauthorized disclosure of information

You are prohibited from discussing with anyone inside or outside the Company any nonpublic information obtained at or through the Company, except when such disclosure is part of your regular duties and is needed to enable the Company to carry out its business properly and effectively.

We are subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss the Company with the news media, securities analysts and investors. All inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to our Chief Financial Officer.

Consequences of violating insider trading laws or this policy

The consequences of violating the securities laws or this policy can be severe. They include civil and criminal penalties as well as Company disciplinary action, up to and including termination.

Reporting of Violations. Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other employee, officer or director, must report the violation immediately to our Chief Financial Officer or by calling our anonymous hotline, 1.866.396.0557, to report such violations.

Exceptions to this policy for certain transactions under Company benefit plans

Certain transactions in Company securities under Company benefit plans are not prohibited by this policy. These are:

Stock Option Exercises. This policy does not apply to your exercise of an employee stock option. It also does not apply to your election to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to sales of shares received upon exercise of an option.

401(k) Plan and Deferred Directors' Fee Plan. This policy does not apply to purchase of Company stock in our 401(k) plan and deferred directors' fee plan resulting from your periodic contribution of money to the plan through a payroll deduction election or through our directors' deferral of directors' fees to purchase Company stock through that plan.

Exceptions to this policy for trades pursuant to pre-arranged trading plans

The trading restrictions in this policy do not apply to trading in Company securities if the trades occur pursuant to a pre-arranged trading plan that has been pre cleared by our Chief Financial Officer. An SEC rule, Rule 10b5-1(c), provides a defense from insider trading liability for trades that occur pursuant to a pre-arranged "trading plan" that meets certain specified conditions. You must pre-clear any such trading plan with our Chief Financial Officer and you must enter into the trading plan at a time when you were not aware of any material nonpublic information. As a condition to the approval of any such plan, the Chief Financial Officer may require the inclusion in the plan of any provisions deemed necessary or advisable to comply with the law and Company policy. Any changes to a trading plan that has been approved the Chief Financial Officer must also be approved by the Chief Financial Officer before any further transactions can be affected pursuant to the plan.

Supplemental Policy Concerning Trading in Company Securities by Designated Persons

Introduction

This policy supplements our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others.

Persons subject to this supplemental policy

This supplemental policy applies to:

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each director of the Company
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each officer of the Company who has been designated by our board of directors as an "executive officer" for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act", and
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any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material nonpublic information.

We refer to persons subject to this supplemental policy as "Designated Persons."

If you are a Designated Person, then this policy also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed by you. For administrative reasons, you are responsible for making sure that these other persons and entities comply with this policy.

Additional trading restrictions that apply to Designated Persons

If you are a person subject to this supplemental policy, you are subject to the following restrictions:

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You may not trade in Company securities outside of a trading window except for the exercise of Company options under our incentive stock option plan. For purposes of this policy, a "trading window" will commence after the close of trading two full trading days following the Company's widespread public release of quarterly operating results and ending at the close of trading on the 15th day of the third month of the fiscal quarter. Although it is generally permissible to exercise an option outside the trading window, the shares of stock you receive upon exercise may not be sold except in a manner that otherwise complies with our insider trading policy and this supplemental policy.
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Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that our Chief Financial Officer may designate without the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated as well. In addition, if you are aware of material nonpublic information, you may not trade in Company securities, even if the Chief Financial Officer or any other person has not designated (or not yet designated) a blackout period.
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You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in "puts" and "calls" (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company's short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.

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You may not hold Company securities in a margin account. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company.

Exceptions to this Policy

The trading restrictions in this Supplemental Policy do not apply to those transactions under Company benefit plans that are not subject to the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. Those transactions are discussed in that policy under the heading "Exceptions to this policy for certain transactions under Company benefit plans."

In addition, trading in Company securities is not prohibited by this policy if the trades are conducted pursuant to a pre-arranged trading plan that meets certain conditions. These types of plans are discussed in the policy prohibiting insider trading and unauthorized disclosure of information to others under the heading "Exceptions to this policy for trades pursuant to pre-arranged trading plans."

In addition, specific exceptions to this policy may be made when the person requesting approval does not possess material nonpublic information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the Chief Financial Officer. Any request for an exception by a director or executive officer shall also require the pre-approval of our Board of Directors.

Other Securities Matters

Executive officers, directors, and holders of 10% or more of the Company's securities will be liable for "short-swing" profits from purchases and sales of the Company's securities under Section 16(b) of the Exchange Act. This section provides that any such person who makes both a purchase and sale or a sale and purchase of the Company's securities within a period of six months must pay to the Company the excess of the sale price over the purchase price even if no real profit was made.

Filing Disclosures

Directors and "executive officers" as defined in federal securities laws ("Section 16 Reporting Persons") are required to file forms with the Securities and Exchange Commission disclosing any trading activity in Company securities. Disclosure of trading by Section 16 Reporting Persons is to be made within two days following any trading activity in Company securities. The Chief Financial Officer will assist these individuals in the timely completion and filing of the required forms.